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                                                            Exhibit 99.2

                                                               (LOGO)
(ICON)  For Immediate Release

FOR IMMEDIATE RELEASE                               Contact: Charles Perkins
                                                             212-214-3955

               PRUDENTIAL-BACHE/WATSON & TAYLOR PARTNERSHIPS
                     SEEKING BIDS FOR PROPERTIES

   New York, New York, December 18, 1995<DASH>Prudential Bache/Watson & Taylor, Ltd-1, Prudential Bache/Watson & Taylor, Ltd-2, Prudential Bache/Watson & Taylor, Ltd-3, and Prudential Bache/Watson & Taylor, Ltd-4, announced today that they are soliciting bids for the properties held by each of these partnerships. Interested parties will be invited to bid on any or all of the properties, and bids will be evaluated on a partnership by partnership basis.

   If acceptable bids are received by a partnership, the partnership would enter into agreements to sell the properties, subject to the approval of its limited partners. If approved, the partnership would liquidate and distribute its net assets to its partners.

   There can, of course, be no assurance that acceptable bids will be received or that any transactions will be consummated.

   The four partnerships were organized to invest primarily in mini-storage warehouses. Prudential-Bache Properties, Inc. is the Managing General Partner of each partnership. George S. Watson and A. Starke Taylor, III are the individual general partners of each partnership.

   Prudential Securities Incorporated is a fully diversified, global securities firm based in New York City, serving clients in the U.S. and overseas through approximately 6,000 financial advisors. The fifth-largest brokerage firm, Prudential Securities is a subsidiary of The Prudential Insurance Company of America.

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Prudential Securities Incorporated, One Seaport Plaza, New York, NY 10292